Exhibit 8.1 List of Subsidiaries of Klarna Group plc Entity Name Jurisdiction of Incorporation or Organization flexEngage LLC US Klarna Australia Holding Pty Ltd Australia Klarna Australia Pty Ltd Australia Klarna Austria GmbH Austria Klarna B.V. Netherlands Klarna Bank AB – Czech PE Czech Republic Klarna Bank AB – French Branch France Klarna Bank AB – German Branch Germany Klarna Bank AB – Irish Branch Ireland Klarna Bank AB – Norwegian Branch Norway Klarna Bank AB – Romanian PE Romania Klarna Bank AB – Swiss Representative Office Switzerland Klarna Bank AB – UK Branch UK Klarna Bank AB (publ) Sweden Klarna Bank, filial Af Klarna Bank AB (publ) (Branch) Denmark Klarna Belgium N.V. Belgium Klarna Canada Limited Canada Klarna Commercial Consulting (Shanghai) Co., Ltd. China Klarna Commercial Consulting (Shanghai) Co., Ltd. Shanghai Klarna Financial Services UK Limited UK Klarna Germany Holding GmbH Germany Klarna Glazing II LLC US Klarna Group Holdco Ltd Jersey Klarna Group Midco Ltd Jersey Klarna Group Plc UK Klarna Holding AB (publ) Sweden Klarna Inc US Klarna Italy Srl Italy Klarna Japan KK Japan

Klarna MAS AB Sweden Klarna Midco AB (publ) Sweden Klarna New Zealand Ltd New Zealand Klarna Norge AS Norway Klarna Oy Finland Klarna Payments, S.A. de C.V. Mexico Klarna Poland sp. z o.o. Poland Klarna Premium Services Ltd. UK Klarna Spain SL Spain Klarna Technologies AB Sweden Klarna Technologies ApS Denmark Klarna Technologies Group AB (incl. subs) Sweden Klarna Technologies Holding AB Sweden Klarna Technologies Inc US Klarna Technologies Ltd UK Klarna Technologies Sweden AB Sweden Larkan AB (publ) Sweden Larkan Holding AB (publ) Sweden Larkan III AB (publ) Sweden Larkan IV AB (publ) Sweden Larkan IX AB Sweden Larkan V AB (publ) Sweden Larkan VI AB Sweden Larkan VII AB Sweden Larkan VIII AB Sweden Larkan X AB Sweden Larkan XI AB Sweden PriceRunner GmbH Germany PriceRunner Technology Co., Ltd China Prisguiden AS Norway Stocard GmbH Germany Stocard Pty Ltd Australia